Exhibit 99

   Heritage Financial Group Announces Higher Third Quarter Earnings

    ALBANY, Ga.--(BUSINESS WIRE)--Nov. 14, 2005--Heritage Financial Group (NASDAQ/NM: HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the third quarter and nine months ended September 30, 2005. Highlights of the Company's report included continued growth in its loan portfolio that in turn helped drive higher net interest income and net income for the third quarter of the year versus the comparable period last year.
    Net income for the third quarter of 2005 increased 14% to $992,000 versus $869,000 in the same period last year. For the first nine months of 2005, net income declined 11% to $2,389,000 from $2,693,000 in the comparable period last year. Earnings per share for the third quarter of 2005 totaled $0.09 versus $0.11 in the year-earlier period; for the first nine months of 2005, earnings per share totaled $0.27 compared with $0.34 in the first nine months of 2004. Weighted average shares outstanding increased 37% to 10,801,000 in the third quarter of 2005 and were up 13% to 8,882,000 for first nine months of the year, with both increases reflecting additional shares issued in the Company's June 2005 initial public stock offering.
    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are very pleased to report solid results for the third quarter, as we began to deploy the proceeds of our June initial public stock offering. By building the level of interest-earning assets during the quarter, we helped offset the ongoing pressure we have seen on interest margins. This growth, together with a continued increase in non-interest income and coupled with ongoing expense control, was a major factor in Heritage Financial Group's higher comparable earnings for the quarter."
    Dorminey noted that the Company completed its initial public stock offering in late June, selling 3,372,375 shares of common stock at $10.00 per share and raising approximately $32,518,000 in net new capital. Trading of these shares on NASDAQ commenced on June 30, 2005. "This new capital, along with the fundamental growth of our business, strengthens our ability to serve the financial needs of the Albany area, expand our product offering, and capitalize on new opportunities in the future. We appreciate the confidence that our stockholders have placed in our Company and look forward to beginning a new chapter in our 50-year history with them, now as a public company."
    For the third quarter of 2005, net interest income increased 10% to $3,518,000 from $3,196,000 in the year-earlier period. The provision for loan losses increased to $250,000 in the third quarter from $50,000 in the same period last year. Net interest income after provision for loan losses increased 4% to $3,268,000 in the third quarter of 2005 from $3,146,000 in the prior-year period.
    For the first nine months of 2005, net interest income of $9,782,000 was essentially unchanged from $9,771,000 in the year-earlier period. The year-to-date provision for loan losses increased to $715,000 from $50,000 in the comparable 2004 period. Net interest income after provision for loan losses declined 7% to $9,067,000 for the first nine months of 2005 versus $9,721,000 in the same period last year.
    Even though the Company has increased its provision for loan losses during 2005, underlying asset quality metrics have remained generally stable compared with 2004. The Company pointed out that, earlier in 2005, it began to implement a new loan administration system that will help management more precisely grade loans and evaluate risk in its portfolio. This new system is the principal reason for the Company's higher provision for loan losses in 2005; overall credit quality, in management's view, has not diminished.
    The Company's net interest margin improved to 4.38% in the third quarter of 2005 from 4.04% in the year-earlier period, reflecting primarily improved yields on interest-earning assets, which more than offset the rising cost of deposits during the period. For the first nine months of 2005, net interest margin was down to 4.16% versus 4.21% in the comparable 2004 period. The year-to-date decline in net interest margin, despite the improvement witnessed in the third quarter, was attributable to flattening of the yield curve throughout 2005.
    Concluding, Dorminey added, "I am proud of our Company's accomplishments in 2005, especially the milestone event of our stock offering and the continued growth that capital positions us to achieve. We remain intently focused on expanding our business, particularly in the area of commercial lending, where we have recently added new senior management, and we continue to implement new systems and processes that will aid us in managing our growth more efficiently, effectively and profitably. We are confident these investments will help enhance our performance in the future as we work to create opportunities for our people, deliver better service to our customers, and build value for our stockholders."
    The Company's total assets increased 5% to $359,653,000 at September 30, 2005, from $343,468,000 at December 31, 2004. Loans, net increased 5% to $246,890,000 at September 30, 2005, from $235,277,000 at December 31, 2004. Deposits declined 4% to $239,312,000 at the end of the third quarter of 2005 from $248,543,000 at December 31, 2004, reflecting a seasonal decline in certain commercial deposits as well as the use of deposits by some customers to purchase the Company's common stock in its June 2005 initial public stock offering. Largely because of that offering, total stockholders' equity increased 77% to $69,225,000 at September 30, 2005, from $39,134,000 as of December 31,
2004.
    Annualized return on average stockholders' equity for the third quarter and nine months ended September 30, 2005, was 5.70% and 4.58%, respectively, versus 8.78% and 9.29%, respectively, for the comparable periods last year. Annualized return on average total assets for the third quarter and nine months ended September 30, 2005, was 1.12% and 0.90%, respectively, compared with 1.02% and 1.06%, respectively, for the same periods in 2004.
    In October 2005, Heritage Financial Group's Board of Directors declared an initial quarterly cash dividend on common stock of $0.05 per share. The dividend will be paid on November 21, 2005, to stockholders of record as of November 3, 2005.
    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee, Mitchell and Worth counties in Georgia through six full-service banking offices. Tracing its origin to 1955 as a credit union, HeritageBank of the South converted to a federally chartered savings bank in 2001 and, in 2005, became a Georgia-chartered savings bank. As of September 30, 2005, Heritage Financial Group reported total assets of approximately $360 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.
    Heritage, MHC, a mutual holding company formed in 2002, holds 70% of the shares of Heritage Financial Group. The remaining 30% of the Heritage Financial Group's shares are held by public stockholders following the Company's June initial public stock offering.
    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.



                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                          Three Months Ended      Nine Months Ended
                             September 30,           September 30,
                        ---------------------   ---------------------
                          2005         2004       2005         2004
                        ---------   ---------   ---------   ---------
Total interest income   $   4,994   $   4,375   $  14,141   $  13,336
Total interest expense      1,476       1,179       4,359       3,565
                        ---------   ---------   ---------   ---------
Net interest income         3,518       3,196       9,782       9,771
Provision for loan
  losses                      250          50         715          50
                        ---------   ---------   ---------   ---------
Net interest income
  after provision
  for loan losses           3,268       3,146       9,067       9,721
Non-interest income         1,391       1,299       4,064       3,919
Non-interest expense        3,200       3,157       9,593       9,594
                        ---------   ---------   ---------   ---------
Income before income
  taxes                     1,459       1,288       3,538       4,046
Income tax (benefit)
  expense                     467         419       1,149       1,353
                        ---------   ---------   ---------   ---------
Net income              $     992   $     869   $   2,389   $   2,693
                        =========   =========   =========   =========
Basic and diluted
  earnings per share    $    0.09   $    0.11   $    0.27   $    0.34
                        =========   =========   =========   =========
Basic and diluted
  weighted average
  shares outstanding       10,801       7,869       8,882       7,869
                        =========   =========   =========   =========

                                                Sept. 30,    Dec. 31,
                                                  2005         2004
                                                ---------   ---------
Total assets                                    $ 359,653   $ 343,468
Cash and cash equivalents                          10,678       7,042
Securities available for sale                      64,765      59,288
Loans receivable, net                             246,890     235,277
Total deposits                                    239,312     248,543
Federal Home Loan Bank advances                    45,000      51,000
Stockholders' equity                               69,225      39,134


    CONTACT: Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376